Duke REALTY

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY CORPORATION COMPLETES
$1.1 BILLION SUBURBAN OFFICE PORTFOLIO SALE

(INDIANAPOLIS, April 1, 2015) – Duke Realty Corporation ("Duke Realty" or the "Company") (NYSE: DRE), a leading industrial and medical office property REIT, announced today that it has completed the previously announced $1.1 billion suburban office portfolio disposition to a joint venture with affiliates of Starwood Capital Group, Vanderbilt Partners and Trinity Capital Advisors.

The suburban office portfolio disposition includes all of the company's wholly-owned, in-service suburban office properties located in Nashville, Raleigh, South Florida and St. Louis. The portfolio includes approximately 6.7 million square feet across 61 buildings and 57 acres of undeveloped land. One additional office asset currently under construction in Raleigh will be sold upon completion in late 2015. Additional detail on the transaction is disclosed in a presentation posted on the investor relations portion of the Company's website dated January 28th, 2015.

"We are very pleased to report the closing of the suburban office portfolio disposition that we announced in January," said Denny Oklak, Duke Realty's Chairman and Chief Executive Officer. "With this transaction, we were able to take advantage of the currently very active and competitive investment sale environment and continue our strategy to reduce our investment in suburban office assets and increase our investment focus in state-of-the-art bulk industrial and best-in-class medical office properties. Proceeds from the sale will be used

to repay debt, including the recently announced tender offer, and to fund our ongoing property development activities. The completion of this transaction leads to a further strengthening of our balance sheet along with a best-in-class portfolio to support steady cash flow growth for our shareholders," added Oklak.

The Company was advised by Morgan Stanley.

About Duke Realty Corporation

Duke Realty Corporation owns, maintains an interest in or has under development approximately 153.2 million rentable square feet of industrial and office assets, including medical office, in 22 major U.S. metropolitan areas. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty Corporation is available at www.dukerealty.com.

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company's future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company's abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company's ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments, (viii) valuation of marketable securities and other investments; (ix) valuation of real estate; (x) increases in operating costs; (xi) changes in the dividend policy for the company's common stock; (xii) the reduction in the company's income in the event of multiple lease terminations by tenants; (xiii) impairment charges, (xiv) the effects of geopolitical instability and risks such as terrorist attacks; (xv) the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes; and (xvi) the effect of any damage to our reputation resulting from developments relating to any of items (i) – (ix). Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission. The company refers you to the section entitled "Risk Factors" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2014. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Contact Information:

Investors:
Ron Hubbard
317.808.6060

Media:
Helen McCarthy
317.708.8010